Exhibit 10.2

VISION MARINE TECHNOLOGIES INC. RESTRICTED SHARE UNIT AGREEMENT

1.                  Adoption of a Restricted Share Unit Plan. Effective as of the date hereof, the Board of Directors (the “Board”) of Vision Marine Technologies Inc., a Canadian company (together with any successor thereto, the “Corporation”) has approved the adoption of a Restricted Share Unit Plan (the “RSU Plan”), a copy of which is attached hereto as Exhibit A. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the RSU Plan.

2.                  Issuance of RSUs. Effective as of the date hereof, and subject to the various terms and conditions set forth herein, the Board has approved, and the Corporation hereby issues to Alexandre Mongeon (“you” or the “Recipient”), 500,000 Restricted Share Units (the “RSUs”) for the issuance by the Corporation to the Recipient of an equal number of the Corporation’s common shares, without par value (“Underlying Common Shares”).

2.	Vesting of RSUs; Effect of Termination of Employment and Change in Control.

(a)	Vesting. Subject to the terms contained herein and in that certain Executive Employment Agreement of even date herewith between the Corporation, Vision Marine Technologies Corp., a Delaware corporation and the Recipient (the “Employment Agreement”), upon the Corporation attaining a public market capitalization as set forth below (the “Target Market Cap”) and maintaining such Target Market Cap at the close of trading on ten (10) consecutive trading days, then the number of RSUs that vest shall be as follows:

Target Market Cap	Number of RSUs Vesting
US$15 million or more	150,000
US$25 million or more	150,000
US$35 million or more	200,000

(b)	Termination of Employment.

(i)                 Termination for Cause; Resignation other than for Good Reason. If the Recipient experiences a termination of employment for Cause (as defined in the Recipient’s Employment Agreement) or due to the Recipient’s voluntary resignation other than for Good Reason (as defined in the Recipient’s Employment Agreement ), all RSUs that have not vested as set forth above, shall immediately be forfeited and canceled effective as of the effective date of the Recipient’s Termination of Employment.

(ii)              Termination without Cause; Resignation with Good Reason; Termination upon Death or Disability. If the Recipient experiences a termination of employment without Cause (as defined in the Recipient’s Employment Agreement) or due to the Recipient’s voluntary resignation for Good Reason (as defined in the Recipient’s Employment Agreement), then all non-vested RSUs will remain outstanding and subject to vesting in accordance with Section 2(a) above, as if the Recipient remained employed through the Expiry Date (as hereinafter defined). In the event Recipient’s employment is terminated by result of his death or Disability (as defined in Recipient’s Employment Agreement) then all non-vested RSUs will remain outstanding and subject to vesting in accordance with Section 2(a) above, as if the Recipient remained employed for a period of two years following his termination for death or Disability.

(iii)            Acceleration of Vesting Upon Change in Control. In the event of a Change in Control of the Corporation (as defined in the Recipient’s Employment Agreement), all unvested RSUs shall vest immediately prior to the closing of the transaction giving rise to the Change in Control and the corresponding Underlying Common Shares shall be deemed issued and outstanding shares of the Corporation immediately prior to the closing of any such transaction.

(c)                Board Discretion. Notwithstanding anything contained in this Agreement to the contrary, subject to applicable law, the Board, in its sole discretion, may accelerate the vesting with respect to any RSUs under this Agreement, at such times and upon such terms and conditions as the Board shall determine in its sole discretion.

(d)               Expiry of Unvested RSUs. All RSUs that have not vested on or before the tenth anniversary date of this Agreement (the “Expiry Date”) shall be forfeited and such RSUs shall be canceled on the Corporation’s books and records.

3.	Settlement of RSUs.

(a)	Form and Time of Settlement. Upon RSUs vesting in accordance with Section 2 of this Agreement, the Corporation shall promptly, but in no event later than three (3) business days following the date on which RSUs vest, instruct its transfer agent to deliver to Recipient, the corresponding number of Underlying Common Shares that have vested, duly registered in Recipient’s name.

(b)	Settlement of RSUs in Cash In Lieu of Underlying Common Shares. The Corporation and the Recipient acknowledge that the adoption of the RSU Plan and the delivery of Underlying Common Shares upon the vesting of the RSUs granted hereunder is subject to approval by the Corporation’s shareholders, but that there can be no assurances that such shareholder approval will be obtained. In addition, the Corporation and the Recipient acknowledge that even if the RSU Plan is approved by the Corporation’s shareholders, it is possible that given certain limitations regarding the total number of securities that can be issued under the RSU Plan or security based compensation plans at various points in time, the Corporation may be prohibited from delivering all or a portion of the Underlying Common Shares required to be delivered to Recipient upon the vesting of RSUs as set forth herein. Accordingly, the Corporation and the Recipient expressly agree that:

(i)	If Vesting Occurs Prior to Shareholder Approval of RSU Plan. In the event that any RSUs granted hereunder vest in accordance with Section 2 hereof prior to the date on which approval of the RSU Plan by the Corporation’s shareholders is obtained, then in lieu of delivering the corresponding number of Underlying Common Shares to the Recipient, the Corporation shall be required to deliver a cash payment to the Recipient in an amount equal to the product of (x) the number of RSUs vesting under Section 2 hereof and (y) the closing price of the Corporation’s common shares as quoted on the Nasdaq on the date such RSUs vest. Such cash payment shall be made no later than three (3) business days following the date on which the RSUs vest. Notwithstanding the foregoing, in the event the Board determines that there is not sufficient cash to pay the Recipient the cash payment set forth above, such payment may be postponed for a period not to exceed one hundred eighty (180) days.

(ii)	If Vesting Occurs Following Shareholder Approval but Number of Underlying Common Shares to be Delivered is Limited. In the event the Corporation’s shareholders approve the RSU Plan but the number of Underlying Common Shares to be delivered to the Recipient upon the vesting of RSUs under Section 2 hereof exceeds the maximum number of Underlying Common Shares that are then permitted to be delivered to the Recipient under the RSU Plan, then the Corporation shall: FIRST deliver to the Recipient, the maximum number of Underlying Common Shares that it is permitted to deliver under the RSU Plan and SECOND deliver a cash payment to the Recipient in an amount equal to the product of (x) the difference between the number of RSUs vesting under Section 2 hereof and the number of Underlying Common Shares actually delivered to Recipient and (y) the closing price of the Corporation’s common shares as quoted on the Nasdaq on the date such RSUs vest. Both the delivery of Underlying Common Shares and the cash payment shall be made no later than five (5) business days following the date on which the RSUs vest. Notwithstanding the foregoing, in the event the Board determines that there is not sufficient cash to pay the Recipient the cash payment set forth above, such payment may be postponed for a period not to exceed one hundred eighty (180) days.

4.                  Tax Withholding. You agree as a condition of this grant of RSUs that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the RSUs and the issuance of the Underlying Common Shares. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to the Underlying Common Shares, the Corporation will have the right to require such payments from you or withhold the delivery of a portion of the vested Underlying Common Shares otherwise deliverable under this Agreement to cover any such withholding taxes.

5.                  Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Participant may not sell the Underlying Common Shares acquired upon vesting of the RSUs unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of Underlying Common Shares must also comply with other applicable laws and regulations governing the Underlying Common Shares and the Recipient may not sell such shares if the Corporation determines in good faith that such sale would not be in material compliance with such laws and regulations or the Corporation’s insider trading policy or similar policies or practices that the Corporation adopts or amends from time to time.

6.                  Recipient’s Rights with Respect to RSUs. Holders of unvested RSUs do not have any right to vote nor attend the Corporation’s Annual or Special Shareholder Meetings until such time that Underlying Common Shares have vested and are issued. Similarly, the holder of unvested RSUs shall not be entitled to receive any dividends declared or paid on the Corporation’s common shares. Any stock distributions you receive with respect to unvested RSUs as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the RSUs and subject to the same conditions and restrictions applicable thereto. Any cash dividends paid on unvested RSUs you hold on the record date for such dividend shall be held by the Corporation and subject to the same conditions and restrictions applicable to your unvested RSUs; provided that, within thirty (30) days after the date on which the applicable RSUs vest in accordance with the terms of this Agreement, such dividends shall be paid to you, without interest. You will immediately and automatically forfeit such dividends to the extent that you forfeit the corresponding unvested RSUs.

7.                  Adjustments. The number, class or other terms of any outstanding RSUs may be adjusted by the Board to reflect any extraordinary dividend, stock dividend, stock split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Corporation or other similar transaction affecting all of the Corporation’s common shares in such manner as the Board determines in its sole discretion.

8.                  Section 409A. The grant of RSUs under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, neither the Corporation nor the Board will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Corporation nor the Board will have any liability to you for such tax or penalty.

10.              Recoupment. The RSUs granted hereunder shall be subject to any Corporation clawback, recoupment or similar policy as permitted or mandated by applicable law, rules or regulations, or any Corporation policy as enacted, adopted or modified from time to time.

11.              Successor. All obligations of the Corporation under this Agreement, with respect to the RSUs granted hereunder, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Corporation.

12.              Undertaking. The Corporation undertakes to include in its Management Information Circular for its Annual General Shareholders Meeting to, inter alia, present its Audited Consolidated Financial Statements for the Fiscal Year ended August 31, 2025, its recommendations and support for the shareholders resolutions to (i) adopt the RSU Plan and (ii) to present, recommend and support the appropriate shareholder resolutions which would permit certain derogations by way of a disinterested shareholder vote from certain limitations related to the number of RSUs to be granted to Recipient pursuant to the terms of this Agreement. The Corporation also undertakes to hold such Annual General Shareholders Meeting by no later than February 28, 2026.

13.	Miscellaneous.

(a)               Successors and Assigns. The Corporation may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

(b)               Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Corporation and the Recipient with respect to the subject matter hereof. For the avoidance of doubt, the restrictive covenants set forth in the Recipient’s Employment Agreement shall not be superseded by this Agreement.

(c)               No Right to Continued Employment. Nothing contained in this Agreement shall be construed as giving the Recipient any right to be retained, in any position, as an employee, consultant or director of the Corporation or its affiliates or shall interfere with or restrict in any way the rights of the Corporation or its affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Recipient at any time for any reason whatsoever.

(d)               Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the federal laws of the United States of America applicable thereto regardless of the application of rules of conflicts of law that would apply the laws of any other jurisdiction.

(e)               Counterparts. This Agreement may be executed in any number of counterparts, including by way of any electronic signature, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(f)                Agreement Severable. In the event that any provision of this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

[Signature Page to Follow]

ALEXANDRE MONGEON	VISION MARINE TECHNOLOGIES INC.

/s/ ALEX MONGEON	/s/ Raffi Sossoyan
ALEX MONGEON	By: Raffi Sossoyan
Title: Chief Financial Officer